EXHIBIT 99.1

PRESS RELEASE

Bioverativ Reports Second Quarter 2017 Performance

-	Second quarter 2017 revenues up 37.5% year-over-year
-	Second quarter 2017 GAAP net income up 21.4% year-over-year; Non-GAAP net income up 74.1% year-over-year
-	Completed acquisition of True North Therapeutics
-	Full year 2017 guidance updated; Expected revenue growth of 23% to 25%

WALTHAM, Mass. – August 2, 2017 – Bioverativ Inc. (NASDAQ: BIVV) today reported financial results for the second quarter of 2017.

Key financial results include:

•	Second quarter 2017 revenues of $289.1 million, a 37.5% increase year-over-year
•	Second quarter 2017 GAAP operating margin of 39.3%; Non-GAAP operating margin of 48.8%
•	Second quarter 2017 GAAP earnings per share of $0.71, up 20.3%; Non-GAAP earnings per share of $0.88, up 72.5% year-over-year.

“In the second quarter, we continued to execute across all aspects of the business, delivering strong commercial performance, completing the acquisition of True North Therapeutics, a leader in complement biology, and advancing our pipeline. The acquisition added a first-in-class candidate to treat cold agglutinin disease to our pipeline and plans are in place for this program to enter Phase 3 trials this year,” said John Cox, Chief Executive Officer of Bioverativ. “At the same time, we progressed our pipeline with BIVV001 entering a Phase 1/2a trial for patients with hemophilia A.”

“We believe we are positioned for continued success in 2017 and beyond. We will leverage our strong momentum to work to transform the lives of patients with rare blood disorders and to drive long-term growth for our shareholders,” continued Mr. Cox.

Revenue Highlights

(In millions, except percentages)	Q2 ‘17	Q1 ‘17	Q2 ‘16	Q2 ‘17 v. Q1 ‘17	Q2 ‘17 v. Q2 ‘16
ELOCTATE®	$174.2	$155.9	$124.6	11.7%	39.8%
ALPROLIX®	89.7	86.0	80.3	4.3%	11.7%
Total Product Revenues	263.9	241.9	204.9	9.1%	28.8%
Collaboration Revenues	25.2	17.2	5.4	46.5%	366.7%
Total Revenues	$289.1	$259.1	$210.3	11.6%	37.5%

Note: Percent changes represented as increase & (decrease)

The company delivered strong year-over-year and quarter-over-quarter growth. In the US, product revenues grew 28.6% year-over-year and 8.9% quarter-over-quarter. Product revenue outside the US grew 29.7% year-over-year and 9.9% quarter-over-quarter.

ELOCTATE continues to capture both new patients and patients switching from short-acting therapies and benefits from an increased shift to prophylactic treatment in hemophilia A.

Despite increasing competition in hemophilia B, ALPROLIX benefited from patients moving from on-demand to prophylactic treatment.

Collaboration revenue continued to deliver strong growth as Swedish Orphan Biovitrum AB (publ) (Sobi™) executed launches in its territories. Both royalty and contract manufacturing revenues increased in the second quarter of 2017.

Expense Highlights

GAAP
(In millions, except percentages)	Q2 ‘17	Q1 ‘17	Q2 ‘16	Q2 ‘17 v. Q1 ‘17	Q2 ‘17 v. Q2 ‘16
Cost of sales	$80.5	$63.3	$58.2	27.2%	38.3%
R&D	$33.7	$36.9	$49.9	(8.7%)	(32.5%)
SG&A	$61.3	$47.0	$39.3	30.4%	56.0%

Note: Percent changes represented as increase & (decrease)

Cost of sales rose by $22.3 million compared to the second quarter of 2016 and by $17.2 million compared to the first quarter of 2017. This increase was primarily due to increased unit sales volume of ELOCTATE and ALPROLIX in our territory and manufacturing revenue in Sobi’s territory. An increase in the royalty rate paid to Sobi after their first commercial launches in 2016 and a modest increase in inventory write-offs in the second quarter of 2017 contributed to the cost of sales growth.

Research and development expenses decreased by $16.2 million compared to the second quarter of 2016 and by $3.2 million compared to the first quarter of 2017 due largely to prior period allocations from the former parent company partially offset by increased workforce costs.

Selling, general and administrative expenses rose by $22.0 million compared to the second quarter of 2016 and by $14.3 million compared to the first quarter of 2017 driven by increased workforce costs associated with the build of our commercial and support infrastructure and acquisition expenses, partially offset by prior period allocations from the former parent company.

Non-GAAP
(In millions, except percentages)	Q2 ‘17	Q1 ‘17	Q2 ‘16	Q2 ‘17 v. Q1 ‘17	Q2 ‘17 v. Q2 ‘16
Cost of sales	$79.0	$61.9	$39.1	27.6%	102.0%
R&D	$30.8	$38.6	$49.2	(20.2%)	(37.4%)
SG&A	$38.1	$39.1	$38.2	(2.6%)	(0.3%)

Note: Percent changes represented as increase & (decrease)

A reconciliation of GAAP to Non-GAAP financial results can be found in Table 5 at the end of this release.

Tax

The company’s GAAP effective income tax rate for the three months ended June 30, 2017 and March 31, 2017 was 33.9% and 37.8%, respectively. The GAAP effective income tax rate year-to-date was 35.8%. This compares to GAAP effective income tax rates of (1.9%) and (1.8%) for the prior year three months ended June 30, 2016 and March 31, 2016, respectively. The differences from the prior year were primarily due to the realization of deferred tax assets resulting from net losses and business credit carryforwards in 2016.

The company’s Non-GAAP effective income tax rate was 33.8% and 34.1% during the three months ended June 30, 2017 and 2016, respectively.

Cash Position

For the second quarter of 2017, the company’s weighted average diluted shares were 108.4 million. As of June 30, 2017, Bioverativ had $137.4 million in cash and cash equivalents and $49.5 million in short-term debt.

On June 28, 2017, Bioverativ completed the acquisition of True North Therapeutics. Upon the closing, Bioverativ paid an upfront consideration of $395.7 million plus assumed cash, through a combination of cash on hand and borrowings.

2017 Financial Guidance

Bioverativ today updated its full year 2017 guidance to the following:

	GAAP	Non-GAAP
Total Revenue Growth	23% to 25%	23% to 25%
Operating Margin	36% to 39%	41% to 44%
Tax Rate	35% to 37%	35% to 37%

Bioverativ’s 2017 financial guidance does not include the effect of business combinations, license and collaboration agreements, asset acquisitions, intangible asset impairments, changes in fair value of contingent consideration or restructuring activity that may occur after the date of this press release.

Bioverativ may incur charges, realize gains, or experience other events or circumstances that could cause results to vary from this guidance.

A reconciliation of GAAP to Non-GAAP financial guidance can be found in Table 6 at the end of this release.

Recent Corporate Events

•

Successfully completed acquisition of True North Therapeutics, a privately-held, clinical stage rare disease biotechnology company. The acquisition strengthens Bioverativ’s leadership in rare blood disorders with BIVV009, a first-in-class product candidate to treat cold agglutinin disease, a chronic autoimmune hemolytic anemia with no approved therapies and a second molecule, BIVV020, a discovery-stage, follow-on monoclonal antibody with the potential for less-frequent dosing.

•

The U.S. Food and Drug Administration (FDA) accepted the company’s Investigational New Drug (IND) application for BIVV001 (also known as rFVIIIFc-VWF-XTEN), a novel, investigational factor VIII therapy designed to potentially extend protection from bleeds with prophylaxis dosing of once weekly or longer for people with hemophilia A. BIVV001 builds on the company’s existing Fc fusion technology by adding a region of von Willebrand factor and XTEN polypeptides to potentially extend its time in circulation. It is the only investigational factor VIII therapy in development that is designed to overcome the von Willebrand factor ceiling, which is believed to impose a half-life limitation on current factor VIII therapies.

•

Presented a wide breadth of data at the International Society on Thrombosis and Haemostasis (ISTH) 2017 Congress from July 8-13, 2017, including clinical data from its leading extended half-life therapies ALPROLIX and ELOCTATE and preclinical data from its hemophilia pipeline.

•

Appointed Geno J. Germano to the company’s board of directors. Mr. Germano is a global biopharmaceutical executive with more than three decades of experience in the industry. Mr. Germano most recently served as President of Intrexon Corporation, a leader in synthetic biology. He also previously held the positions of Group President, Global Innovative Pharma Business, and President and General Manager, Specialty Care and Oncology at Pfizer, Inc. Prior to joining Pfizer, Mr. Germano held numerous executive and leadership roles at Wyeth Pharmaceuticals, including President of Wyeth U.S., and Johnson & Johnson.

Conference Call and Webcast

The company’s earnings conference call for the second quarter will be broadcast via the internet at 8:00 a.m. EDT on August 3, 2017, and will be accessible through the Investors section of Bioverativ’s homepage, investors.bioverativ.com. Supplemental information in the form of a slide presentation will also be accessible at the same location at the time of the conference call and will be subsequently available on the website for at least one month.

About Bioverativ

Bioverativ (NASDAQ: BIVV) is a global biotechnology company dedicated to transforming the lives of people with hemophilia and other rare blood disorders through world-class research, development and commercialization of innovative therapies. Launched in 2017 following separation from Biogen Inc., Bioverativ builds upon a strong heritage of scientific innovation and is committed to actively working with the blood disorders community. The company’s mission is to create progress for patients where they need it most and its hemophilia therapies when launched represented the first major advancements in hemophilia treatment in more than two decades. For more information, visit www.bioverativ.com or follow @bioverativ on Twitter.

Safe Harbor

This press release contains forward-looking statements, including statements relating to: Bioverativ’s business and strategic objectives; growth prospects; commercial and pipeline progress; and financial information and guidance. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: Bioverativ’s dependence on revenues from sales of ELOCTATE and ALPROLIX; failure to compete effectively due to significant product competition in the markets in which Bioverativ operates; product quality or safety concerns, including the occurrence of adverse safety events; product development risks; risks associated with clinical trials; risks relating to actions of regulatory authorities; risks related to reliance on third parties for manufacturing, supply and distribution of Bioverativ’s products and product candidates; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for Bioverativ’s products; failure to obtain and maintain adequate protection for intellectual property and other proprietary rights; the outcome of any significant legal proceedings; risks of doing business in international and emerging markets; risks associated with current and potential future healthcare reforms; failure to identify and execute on business development and research and development opportunities;  Bioverativ’s dependence on relationships with collaborators and other third parties for revenue and other aspects of its business; loss of key employees or inability to attract and retain key personnel; disruptions to, or other adverse impact on Bioverativ’s relationships with its customers and other business partners; adverse effects to Bioverativ liquidity; ability to access capital and credit markets; the adequacy of the Bioverativ’s cash flows from operations; failure to comply with legal and regulatory requirements affecting Bioverativ’s business; the impact of global economic conditions; fluctuations in foreign exchange and interest rates; changes in the law concerning the taxation of income; risks relating to technology failures or breaches; Bioverativ’s lack of operating history as a standalone business; risks relating to the separation from Biogen; and other risks and uncertainties described in the Risk Factors section of Bioverativ’s quarterly and annual filings with the Securities and Exchange Commission.

These statements are based on Bioverativ’s current beliefs and expectations and speak only as of the date of this release. Bioverativ does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:

Susan Altschuller, Ph.D.

+1 781 663 4360

IR@bioverativ.com

TABLE 1

(In millions, except percentages)	Q2 ‘17	Q1 ‘17	Q2 ‘16	Q2 ‘17 v. Q1 ‘17	Q2 ‘17 v. Q2 ‘16
ELOCTATE (US)	$150.4	$134.6	$110.2	11.7%	36.5%
ALPROLIX (US)	72.4	69.9	63.0	3.6%	14.9%
US Product Revenues	222.8	204.5	173.2	8.9%	28.6%
ELOCTATE (Ex-US)	23.8	21.3	14.4	11.7%	65.3%
ALPROLIX (Ex-US)	17.3	16.1	17.3	7.5%	0.0%
Ex-US Product Revenues	41.1	37.4	31.7	9.9%	29.7%
Collaboration Revenues	25.2	17.2	5.4	46.5%	366.7%
Total Revenues	$289.1	$259.1	$210.3	11.6%	37.5%

TABLE 2

Consolidated Statements of Income

(In millions, except per share amounts)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Product, net	$263.9	$204.9	$505.8	$387.7
Collaboration	25.2	5.4	42.4	14.3
Total revenues	289.1	210.3	548.2	402.0
Cost and expenses:
Cost of sales	80.5	58.2	143.8	90.7
Research and development	33.7	49.9	70.6	104.2
Selling, general and administrative	61.3	39.3	108.3	78.3
Total cost and expenses	175.5	147.4	322.7	273.2
Income from operations	113.6	62.9	225.5	128.8
Other income (expense), net	3.0	(0.6)	2.6	(1.0)
Income before income tax expense (benefit)	116.6	62.3	228.1	127.8
Income tax expense (benefit)	39.5	(1.2)	81.7	(2.4)
Net income	$77.1	$63.5	$146.4	$130.2
Diluted earnings per share	$0.71	$0.59	$1.35	$1.21
Weighted average shares used in calculating diluted earnings per share	108.4	108.0	108.4	108.0

TABLE 3

Consolidated Balance Sheets

(In millions)	As of	As of
	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$137.4	$—
Accounts receivable, net	179.0	149.4
Inventory	50.0	302.0
Due from Biogen	49.5	—
Other current assets	49.8	24.2
Total current assets	465.7	475.6
Restricted cash	40.0	—
Property, plant and equipment, net	25.0	28.4
Intangible assets, net	638.8	51.7
Goodwill	164.6	—
Deferred tax assets	0.7	154.2
Other long-term assets	22.7	22.0
Total assets	$1,357.5	$731.9
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17.2	$12.7
Accrued expenses and other current liabilities	142.8	89.3
Current portion of line of credit	49.5	—
Due to Biogen	20.8	—
Total current liabilities	230.3	102.0
Due to True North Therapeutics equityholders	40.0	—
Other long-term liabilities	87.2	63.7
Deferred tax liabilities	145.4	—
Contingent consideration	182.4	—
Total liabilities	$685.3	$165.7
Total equity	672.2	566.2
Total liabilities and equity	$1,357.5	$731.9

TABLE 4

Consolidated Statements of Cash Flows

(In millions)	For the Six Months Ended
	June 30,
	2017	2016
Net cash flows provided by operating activities	$241.4	$157.2
Net cash flows used in investing activities	(406.3)	(28.8)
Net cash flows provided by (used in) financing activities	301.9	(128.4)
Effect of foreign exchange rate changes on cash and cash equivalents	0.4	—
Net increase in cash and cash equivalents	$137.4	$—
Cash and cash equivalents, beginning of the period	—	—
Cash and cash equivalents, end of the period	$137.4	$—

TABLE 5

GAAP to Non-GAAP Reconciliation

An itemized reconciliation between net income on a GAAP and Non-GAAP basis is as follows:

	Q2 2017
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	289.1	—	—	—	—	—	—	—	289.1
Cost of sales	(80.5)	—	1.5	—	—	—	—	—	(79.0)
R&D	(33.7)	1.4	—	—	—	—	1.5	—	(30.8)
SG&A	(61.3)	10.4	—	—	—	—	3.8	9.0	(38.1)
Operating margin	39.3%								48.8%
Other income (expense), net	3.0	—	—	—	—	—	—	—	3.0
Income before taxes	116.6	11.8	1.5	—	—	—	5.3	9.0	144.2
Income tax expense (benefit) (8)	39.5	4.0	0.5	—	—	—	1.8	3.0	48.8
Tax rate	33.9%								33.8%
Net income	77.1	7.8	1.0	—	—	—	3.5	6.0	95.4
Diluted EPS	0.71								0.88

	Q1 2017
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	259.1	—	—	—	—	—	—	—	259.1
Cost of sales	(63.3)	—	1.4	—	—	—	—	—	(61.9)
R&D	(36.9)	0.8	—	—	(3.0)	—	0.5	—	(38.6)
SG&A	(47.0)	5.2	—	—	—	—	2.7	—	(39.1)
Operating margin	43.2%								46.1%
Other income (expense), net	(0.4)	—	—	—	—	—	—	—	(0.4)
Income before taxes	111.5	6.0	1.4	—	(3.0)	—	3.2	—	119.1
Income tax expense (benefit) (8)	42.2	2.3	0.5	—	(1.1)	—	1.2	—	45.1
Tax rate	37.8%								37.9%
Net income	69.3	3.7	0.9	—	(1.9)	—	2.0	—	74.0
Diluted EPS	0.64								0.68

	H1 2017
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	548.2	—	—	—	—	—	—	—	548.2
Cost of sales	(143.8)	—	2.9	—	—	—	—	—	(140.9)
R&D	(70.6)	2.2	—	—	(3.0)	—	2.0	—	(69.4)
SG&A	(108.3)	15.6	—	—	—	—	6.5	9.0	(77.2)
Operating margin	41.1%								47.6%
Other income (expense), net	2.6	—	—	—	—	—	—	—	2.6
Income before taxes	228.1	17.8	2.9	—	(3.0)	—	8.5	9.0	263.3
Income tax expense (benefit) (8)	81.7	6.3	1.0	—	(1.1)	—	3.0	3.0	93.9
Tax rate	35.8%								35.7%
Net income	146.4	11.5	1.9	—	(1.9)	—	5.5	6.0	169.4
Diluted EPS	1.35								1.56

	Q2 2016
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	210.3	—	—	—	—	—	—	—	210.3
Cost of sales	(58.2)	2.0	1.3	15.8	—	—	—	—	(39.1)
R&D	(49.9)	0.7	—	—	—	—	—	—	(49.2)
SG&A	(39.3)	1.1	—	—	—	—	—	—	(38.2)
Operating margin	29.9%								39.8%
Other income (expense), net	(0.6)	—	—	—	—	—	—	—	(0.6)
Income before taxes	62.3	3.8	1.3	15.8	—	—	—	—	83.2
Income tax expense (benefit) (8)	(1.2)	1.3	0.4	5.4	—	22.5	—	—	28.4
Tax rate	(1.9%)								34.1%
Net income	63.5	2.5	0.9	10.4	—	(22.5)	—	—	54.8
Diluted EPS	0.59								0.51

	Q1 2016
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	191.7	—	—	—	—	—	—	—	191.7
Cost of sales	(32.5)	0.9	0.7	—	—	—	—	—	(30.9)
R&D	(54.3)	0.8	—	—	—	—	—	—	(53.5)
SG&A	(39.0)	0.8	—	—	—	—	—	—	(38.2)
Operating margin	34.4%								36.0%
Other income (expense), net	(0.4)	—	—	—	—	—	—	—	(0.4)
Income before taxes	65.5	2.5	0.7	—	—	—	—	—	68.7
Income tax expense (benefit) (8)	(1.2)	0.8	0.3	—	—	23.6	—	—	23.5
Tax rate	(1.8%)								34.2%
Net income	66.7	1.7	0.4	—	—	(23.6)	—	—	45.2
Diluted EPS	0.62								0.42

	H1 2016
(In millions, except EPS)	GAAP	Share-Based Comp. (1)	Amort. of Intangibles (2)	Biogen Cambridge Mfr. Facility (3)	Upfront & Milestone Payments (4)	Release of Valuation Allowance (5)	Spin-Related Costs (6)	TNT Transaction Cost (7)	Non-GAAP
Total revenues	402.0	—	—	—	—	—	—	—	402.0
Cost of sales	(90.7)	2.9	2.0	15.8	—	—	—	—	(70.0)
R&D	(104.2)	1.5	—	—	—	—	—	—	(102.7)
SG&A	(78.3)	1.9	—	—	—	—	—	—	(76.4)
Operating margin	32.0%								38.0%
Other income (expense), net	(1.0)	—	—	—	—	—	—	—	(1.0)
Income before taxes	127.8	6.3	2.0	15.8	—	—	—	—	151.9
Income tax expense (benefit) (8)	(2.4)	2.1	0.7	5.4	—	46.1	—	—	51.9
Tax rate	(1.9%)								34.2%
Net income	130.2	4.2	1.3	10.4	—	(46.1)	—	—	100.0
Diluted EPS	1.21								0.93

TABLE 6

Updated Guidance Operating Margin Reconciliation

GAAP operating margin	36 - 39%
Adjustments*	~5%
Non-GAAP operating margin	41 - 44%

Operating margin includes total revenues less cost of sales, research and development expenses, and selling, general and administrative expenses.

*Adjustments include: Share-based compensation, amortization of intangible assets, upfront and milestone payments, spin-related costs, and acquisition related costs.

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, financial measures.

Our Non-GAAP financial measures exclude the following items from reported GAAP financial measures:

1.	Share-Based Compensation Expense

We exclude the costs associated with incentive stock and employee stock purchase plans we maintain for the benefit of our officers, directors, and employees.  For the periods prior to February 1, 2017, our share based compensation expense was derived solely from equity awards granted by Biogen to the company’s employees. Share-based compensation expense subsequent to the separation relates to equity awards granted under our share-based plans to our officers, directors, and employees including those awards that converted from Biogen.

2.	Amortization of Developed Technology Intangible Assets

We exclude the amortization of intangible assets to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance. The developed technology intangibles primarily relate to approval milestones for ALPROLIX paid to the former Syntonix shareholders.

3.	Biogen Cambridge Manufacturing Facility Shut Down

We exclude costs associated with Biogen’s Cambridge manufacturing facility shut down, which was primarily dedicated to hemophilia manufacturing. On December 31, 2016, the facility was subleased by Brammer Bio, LLC and is no longer used for hemophilia manufacturing.  Management believes these costs are not representative of our ongoing operating results.

4.	Upfront and Milestone Payments

We exclude costs associated with upfront and milestone payments relating to collaborative arrangements as management believes these costs are uncertain, result in different payment and expense recognition patterns than internal R&D activities, and are not representative of our ongoing operating results.

5.	Release of Valuation Allowance

We had established a valuation allowance as of December 31, 2015 given our cumulative losses and uncertainty about our cost structure as a standalone company.  During 2016, we determined that it is more likely than not that our deferred tax assets will be realizable and released our valuation allowance.  Management believes the release of the valuation allowance is not representative of our ongoing operating results.

6.	Spin-Related Costs

In connection with our separation from Biogen, we have incurred certain separation related expenses, which management believes are not representative of our ongoing operations.

7.	TNT Transaction Costs

In connection with our acquisition of True North Therapeutics, we have incurred certain acquisition related expenses, which management believes are not representative of our ongoing operations. These expenses include banker, legal, tax, and other expenses.

8.	Tax Effects of the Above Non-GAAP Adjustments

We include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP adjusted net income.